Exhibit 99.1

CAT FINANCIAL ANNOUNCES THIRD-QUARTER 2004 RESULTS

     Caterpillar Financial Services Corporation (Cat Financial) today reported record revenues of $476 million, an increase of $31 million or 7 percent compared with third quarter 2003. Profit after tax was a record $82 million, a $15 million or 22 percent increase from third quarter 2003.

Of the increase in revenues, $50 million resulted from the impact of continued growth of finance receivables and leases, partially offset by a $12 million impact of lower interest rates on new and existing finance receivables and the absence of $9 million interest received in 2003 from Caterpillar Inc. related to prior years’ tax audit settlements.

Of the increase in profit, $22 million was due to growth in earning assets and $12 million was due to a decrease in state income tax, partially offset by the absence of $9 million interest received in 2003 from Caterpillar Inc. related to prior years’ tax audit settlements.

New retail financing was a third-quarter record $2.39 billion, an increase of $287 million or 14 percent from the same period one year ago. The increase was primarily related to increased financing in our North America segment.

Past dues over 30 days were 2.3 percent compared to 3.1 percent at the end of the same period one-year ago. Write-offs, net of recoveries, were $20 million during the quarter compared with $15 million for the third quarter of 2003.

Caterpillar Vice President and Cat Financial President James S. Beard said, “We are pleased with our record results, the result of close cooperation with Caterpillar marketing units and Caterpillar dealers globally in assisting the sales of machines and engines. Our investments in technology and process improvements continue to deliver greater efficiencies in our operations.”

Cat Financial, a wholly-owned subsidiary of Caterpillar Inc. and 2003 recipient of the Malcolm Baldrige National Quality Award, provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar ® gas turbines, as well as other equipment and marine vessels. The company also extends loans to customers and dealers. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

THIRD QUARTER 2004 VS. THIRD QUARTER 2003
(ENDING SEPTEMBER 30)

(Millions of dollars)
	2004	2003	CHANGE
Revenues	$ 476	$ 445	7%
Net Profit	$ 82	$ 67	22%
New Retail Financing	$ 2,393	$ 2,106	14%
Total Assets	$21,783	$18,531	18%

FIRST NINE MONTHS 2004 VS. FIRST NINE MONTHS 2003
(ENDING SEPTEMBER 30)

(Millions of dollars)
	2004	2003	CHANGE
Revenues	$ 1,400	$ 1,293	8%
Net Profit	$ 217	$ 189	15%
New Retail Financing	$ 6,949	$ 5,776	20%

Caterpillar contact:
Kelly Wojda
Corporate Public Affairs
(309) 675-1307
Wojda_Kelly_g@CAT.com